EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
MARCH 3, 2011		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES REGULATORY APPROVAL
OF PLAN TO MERGE FIVE BANKS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GM-PFBI), a $1.2 billion bank holding company with eight bank subsidiaries, announced today that it has received the required approvals from all federal and state banking regulatory authorities to merge its three wholly owned West Virginia banks and two other subsidiary banks to form Premier Bank, a nearly $825 million West Virginia chartered bank with 23 locations in West Virginia, Virginia, Washington, DC and Maryland.

To create Premier Bank, Premier will merge Boone County Bank, headquartered in Madison, West Virginia; First Central Bank, headquartered in Philippi, West Virginia; Traders Bank, Inc., headquartered in Ravenswood, West Virginia; Adams National Bank, headquartered in Washington, DC and Consolidated Bank and Trust, headquartered in Richmond, Virginia.

The resulting bank will be headquartered in Huntington, West Virginia and would have total assets of approximately $822,900,000, total deposits of $689,689,000, liquid assets of $101,517,000, and Tier I capital of $79,174,000.  Pro forma regulatory capital ratios would result in the bank being well capitalized with an estimated Tier I Leverage Ratio of 9.87%, a Tier I Risk-based Capital Ratio estimated at 16.43% and at Total Risk-based Capital Ratio estimated at 17.68%.  We believe these levels of capital and liquidity will provide the financial strength needed to work through the list of troubled loans at Adams National and Consolidated Bank in the time frame needed to optimize their resolution to enhance the earnings of the company and protect the capital of the bank.

President and CEO Robert W. Walker commented, “We are proud of the network of community bank franchises that we have built.  But in the current economic and banking environment, size and resources matter.  By combining these five franchises into one, we believe our customers will benefit from the greater network of locations and the increase in the lending limit of the combined bank.  We believe our many talented employees will benefit as the larger single organization will provide significant opportunities for upward mobility and specialization the five single organizations could not.  Instead of ‘wearing many hats’ as most do in small community banks, our employees will be able concentrate on one or two areas that complement their skills and career desires.

“We also believe our shareholders will benefit as we hope to more quickly shed the regulatory agreements we have entered into.  None of the regulatory approvals for the formation of Premier Bank contained any extra provisions restricting its operations other than normal banking law.  This is good news.  We are pleased with the confidence the regulatory agencies have in our ability to operate Premier Bank in the conservative fashion that has distinguished the careers of our management team.  In the current extended economic downturn it became clear to management that continuing to operate Adams National Bank or Consolidated Bank and Trust as independently chartered banks for the extended period of time required to address the items in their respective regulatory agreements ran the risk of overtaxing the resources of the company.  By combining our West Virginia banking franchise together and adding Adams and Consolidated, we hope to create a vibrant and well-capitalized banking institution that is ready and able to meet the needs of our customers and become ‘the Premier Bank’ in the communities we serve.  It is our desire as a bank to embody the tag line ‘Premier Bank – Premier Service’.”

Premier filed applications with the Federal Deposit Insurance Corporation (“FDIC”), the West Virginia Board of Banking and Financial Institutions, the Virginia State Corporation Commission Bureau of Financial Institutions, the District of Columbia Department of Insurance Securities and Banking and the Maryland Commission of Financial Regulation.  All required approvals have been received.  The legal merge date of the five banking institutions is anticipated to occur sometime during the second quarter of 2011.

Premier recently announced that the company earned record annual profits in 2010.  Premier realized income of $9,172,000 (98 cents per diluted share) during the year ending December 31 2010, a $54,000, or 0.6%, increase from the $9,118,000 of net income reported in 2009, the previous annual record.  The increased earnings in 2010 were primarily the result of a 40.7% increase in net interest income and a 21.1% increase in recurring non-interest income versus 2009 results.  The improvements in revenue were partially offset by a 26.2% increase in operating expenses and a $2.2 million increase in the provision for loan losses in 2010 compared to 2009.  These increases reflect the inclusion of the Adams National Bank and Consolidated Bank and Trust for the full year of 2010; however in 2009, their results are included in the financial performance of Premier only from their October 1, 2009 acquisition date.

Certain statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.